Exhibit 10.12

KEURIG DR PEPPER INC.
SEVERANCE PAY PLAN
FOR EXECUTIVES
AND SUMMARY PLAN DESCRIPTION
(Effective as of January 1, 2020)
ARTICLE I.
PURPOSE
Keurig Dr Pepper Inc. (the “Company”) hereby establishes and adopts this Keurig Dr Pepper Inc. Severance Pay Plan for Executives and Summary Plan Description (the “Plan”), effective as of January 1, 2020 (the “Effective Date”) to provide financial benefits to eligible Participants who lose their positions with the Company involuntarily under severance‑qualifying conditions. This Plan replaces any and all severance pay plans, policies, practices, arrangements or programs, written or unwritten, that the Company or a Related Employer, or any predecessor employer of the Company or Related Employer may have had in effect for eligible Participants from time to time prior to the Effective Date; any eligible Participant whose employment is terminated on or after the Effective Date shall not be entitled to any severance benefits other than those set forth herein. Notwithstanding the foregoing, nothing in the Plan shall adversely affect the rights an employee may have to severance payments under any written agreement executed between the Company or Related Employer and such employee, including, without limitation, any restrictive covenant agreement between the Company or a Related Employer and such employee.
The Plan is an unfunded welfare benefit plan for purposes of ERISA, a severance pay plan within the meaning of 29 C.F.R. § 2510.3-2(b) and an involuntary separation pay plan under Treasury Regulation Section 1.409A-1(b)(9)(iii). This document describes the Plan and serves as both the plan document and summary plan description under ERISA
ARTICLE II.
DEFINITIONS
The words used in the Plan shall have the respective meanings set forth below. Except as otherwise indicated by the context, the definition of any term herein in the singular shall also include the plural, and vice versa.
2.1    “Administrative Committee” means the Administrative Committee appointed by the Remuneration and Nomination Committee of the Board of Directors of Keurig Dr Pepper Inc., as such committee may be constituted from time to time.
2.2    “Appeals Administrator” means the Chief Legal Officer and General Counsel, or his or her delegate.
2.3    “Base Salary” means is the Participant’s base rate of pay without taking into consideration bonuses, overtime pay, shift differential pay, incentive pay, car allowance or benefits, fringe benefits or other Participant benefits or extraordinary compensation. The Base Salary of the Participant’s current position as of the Participant’s Notification Date will remain unchanged. Any

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performance or merit reviews that are pending or in process shall not affect the amount of any Participant’s base salary or severance benefits.
2.4    “Board” means the Board of Directors of the Company.
2.5    “Bonus Plan” means the annual cash bonus plan of the Company, as such plan is in effect from time to time, as amended from time to time.
2.6    “Cause” means:
(a)    the Participant’s intentional and continued failure substantially to perform his duties (other than as a result of total or partial incapacity due to physical or mental illness or as a result of termination) which failure continues for more than thirty (30) days after receipt by the Participant of written notice setting forth the facts and circumstances identified by the Company as constituting adequate grounds for termination under this clause (A),
(b)    any intentional act or omission by the Participant constituting fraud or other serious malfeasance which in any such case is materially injurious to the financial condition of the Company and/or its Subsidiaries or materially injurious to the business reputation of the Company or any of its Subsidiaries,
(c)    the Participant’s indictment for a felony or the substantial equivalent thereof under the laws of the United States, any state or political subdivision thereof or any other jurisdiction in which the Company conducts business,
(d)    the Participant’s breach of the provisions of any restrictive covenant or confidentiality agreement, or
(e)    conduct, actions, or performance that violates the Company’s Code of Conduct, Employee Handbook, or any other Company policy or rule.
2.7    “Code” means the Internal Revenue Code of 1986, as amended from time to time.
2.8    “Company” means Keurig Dr Pepper Inc. and its successors and assigns.
2.9    “Comparable Position” means a position with any Employer which offers a Participant generally comparable base salary and incentive compensation, as determined in the sole discretion of the Plan Administrator, provided that either (a) it is located no more than 50 miles from the Participant’s former position, or (b) for a Participant working in a highly dense metropolitan area (as determined by the Plan Administrator), it does not cause a significant detrimental impact to the Participant’s commute, as determined in the sole discretion of the Plan Administrator. For the avoidance of doubt, neither (i) differences in a Participant’s shift, hours, reporting relationships or duties nor (ii) differences in a Participant’s compensation or benefits that are generally applicable to similarly situated individuals will cause a position to fail to qualify as a Comparable Position for purposes of the Plan.

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2.10    “Eligible Employee” means an employee who is eligible to participate in this Plan, as set forth in Article III below. The term “Eligible Employee” shall not include any employee who is designated as “hourly” by the Company on its payroll, personnel and/or benefits system.
2.11    “Employer” means the Company and any Related Employer that has adopted this Plan in accordance with Article VI that employs an Eligible Employee.
2.12    “ERISA” means the Employee Retirement Income Security Act of 1974, as amended.
2.13    “Human Resources Department” means the Chief Human Resources Officer of the Company or his or her delegate(s).
2.14    “Involuntary Termination” means the termination of employment, at the discretion of the Company, of an Eligible Employee if:
(a)    The Eligible Employee’s employment is terminated as a result of a divestiture, plant closing, reorganization, redundancy resulting from an acquisition/merger, phase-out of business operations, layoff or reduction in force, as determined by the Company in its sole discretion;
(b)    The Eligible Employee declines an offer for a position that is not a Comparable Position and the failure to accept such offer results in a termination of employment; or
(c)    The Eligible Employee’s employment is terminated by the Company for any reason other than (i) Cause, or (ii) as described in Section 2.14(a) or (b) above, as determined by the Company in its sole discretion.

2.15    “Notification Date” means the date an Eligible Employee is properly notified in writing that he or she may be eligible to become a Participant in the Plan and the Eligible Employee receives a copy of his or her Severance Agreement.
2.16    “Participant” means an Eligible Employee of an Employer who has been designated as a Participant as described in Article III.
2.17    “Plan” means the Keurig Dr Pepper Inc. Severance Pay Plan for Executives and Summary Plan Description.
2.18    “Plan Administrator” means the Administrative Committee.
2.19    “Qualifying Termination” has the meaning set forth in Section 4.2.
2.20    “Related Employer” means any Subsidiary and any other trade or business that, together with the Company would be deemed to be a “single employer” within the meaning of subsection (b) or (c) of Section 414 of the Code.

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2.21    “Release” means a waiver and release of all claims related to a Participant’s employment and separation from employment, in such form as the Company may require, which may include, in addition to any and all waiver and release requirements set forth therein, certain affirmative agreements by the Participant, as required by the Company. Such agreement provisions may, in addition to the waiver and release of all claims as described above, also include, but shall not be limited to, the Participant’s consent to abide by stated confidentiality requirements relating to the Participant’s employment and separation from employment, to cooperate with the Company regarding certain legal matters with respect to which the Participant has knowledge, and to comply with certain restrictive covenants, including a nondisparagement covenant.
2.22    “Separation from Service” means a termination of services provided by an eligible Participant to the Company or a Subsidiary whether voluntarily or involuntarily, as determined by the Plan Administrator in accordance with Treas. Reg. §1.409A-1(h).
2.23    “Severance Agreement” means the individual written notice or agreement received by an Eligible Employee indicating his or her eligibility for Severance Benefits, setting forth his or her Termination Date (and any transition period to the extent applicable) and prescribing other terms and conditions of his or her participation in the Plan. By this reference, the Severance Agreement is incorporated herein. To the extent there is any conflict between the Severance Agreement and the Plan, the Plan shall control. An Eligible Employee may receive his or her Severance Agreement in one or more counterparts, which may include, in the Plan Administrator’s discretion, a written notice of termination initially delivered to the Eligible Employee followed by a written severance or transition agreement.
2.24    “Severance Benefit” means an amount equal to (i) the Participant’s Base Salary, multiplied by the Participant’s Severance Multiplier, plus (ii) the Participant’s Target Bonus. Severance Benefits will be subject to statutory deductions, including withholding. Notwithstanding the foregoing, Severance Benefits shall be reduced by any termination notice pay that a Participant may be eligible to receive under the federal Worker Adjustment Retraining and Notification Act (WARN) or any applicable state or local plant closing laws or laws requiring severance pay or benefits. The Severance Benefit shall also be subject to offset in accordance with Section 4.7 below.
2.25    “Severance Multiplier” means (i) 1.5x for any Participant who is a member of the executive leadership team (as determined by the Plan Administrator in its sole discretion) and (ii) 1.0x for any Participant who is a Senior Vice President.
2.26    “Specified Employee” means an eligible Participant who meets the definition of “specified employee,” as defined in the regulations issued under Section 409A of the Code and using the identification methodology selected by the Plan Administrator from time to time in accordance with Treas. Reg. §1.409A-1(i).
2.27    “Subsidiary” means any entity in which the Company, directly or indirectly, holds a majority of the voting power or profits or capital interest of such entity.

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2.28    “Target Bonus” means the Participant’s target bonus opportunity under the Company’s applicable Bonus Plan in effect, if any, for the Company’s fiscal year during which the Termination Date occurs.
2.29    “Termination Date” means a Participant’s last date of employment with the Company as set forth in his or her Severance Agreement. The Company reserves the right, in its sole discretion, to accelerate or delay the Termination Date, notwithstanding the fact that the Company may have previously communicated to the Participant in writing an earlier or later Termination Date.

ARTICLE III.
ELIGIBILITY
3.1    An “Eligible Employee” shall be an employee of an Employer who is designated in writing as eligible by the Company and who:
(a)    Is on the active payroll of an Employer;
(b)    Is classified as a regular, full-time executive and designated as a member of the executive leadership team or as a Senior Vice President of an Employer;
(c)    Is not classified under the normal worker classification procedures of the Company as an independent contractor, leased employee or temporary employee or seasonal worker;
(d)    Is not otherwise covered by a (i) written employment agreement (unless such agreement specifically provides for severance benefits to be paid under this Plan) (ii) another Company-sponsored severance plan, program or policy, or (iii) collective bargaining agreement (unless otherwise provided in the collective bargaining agreement);
(e)    Has not waived participation in the Plan, and
(f)    Has as of his or her Notification Date, satisfied the Qualifying Conditions set forth in Section 4.1 below.
3.2    Any recommendation for Participant eligibility must be approved by the applicable Human Resources Department and the relevant Senior Vice President for the business function or department in which the individual is employed. The Plan Administrator shall have the sole discretion to determine whether an Eligible Employee satisfies the eligibility requirements to be a Participant.
3.3    Any Participant in this Plan designated to receive Severance Benefits hereunder shall specifically waive his or her rights to participate in any other severance arrangement of any Employer, and shall not be entitled to benefits under any other arrangement or plan of any Employer in the event of his or her Involuntary Termination if such benefits provide for a duplication of severance benefits, as calculated under this Plan and as determined by the Plan Administrator in its sole discretion.

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ARTICLE IV.
SEVERANCE BENEFITS
4.1    Qualifying Conditions. Subject to the Disqualifying Conditions set forth below in Section 4.3, a Participant will be eligible to receive Severance Benefits pursuant to this Plan if the Participant has an Involuntary Termination that is a Qualifying Termination (determined in accordance with Section 4.2 below).
4.2    Qualifying Terminations. A Participant will be eligible for Severance Benefits under the Plan only if:
(a)    The Participant is terminated as a result of an Involuntary Termination and such termination constitutes a Separation from Service,
(b)    The Participant complies with all the conditions set forth in this Plan and the Severance Agreement, and the Participant timely executes and does not later revoke the Release, as described in Article XVI; and
(c)    None of the Disqualifying Conditions set forth in Section 4.3 below apply.
4.3    Disqualifying Conditions. A Participant shall have a “Disqualifying Condition” and shall not be eligible for Severance Benefits under the Plan if any of the following apply:
(a)    The Participant is terminated by an Employer for Cause;
(b)    The Participant dies, resigns, abandons his or her job, fails to timely return from an approved leave of absence, or initiates termination on any similar basis;
(c)    The Participant’s employment with his or her Employer is terminated, but the Participant accepts employment with a successor employer where all of the following conditions are present: (i) the successor employer acquired from the Company substantially all of the assets or stock of a subsidiary, division, business unit, or other identifiable part of the Company’s business (the “Acquired Unit”), (ii) immediately prior to such acquisition, the Participant was employed by the Acquired Unit, and (iii) the loss of the Participant’s employment with his or her Employer was in connection with such acquisition of the Acquired Unit by the successor;
(d)    A Participant who, in connection with an Involuntary Termination, is offered and declines a Comparable Position with the Company, a Related Employer, any affiliate of the Company or a successor to all or part of the Company’s business (including as part of an outsourcing arrangement);
(e)    The Participant fails to satisfy all transition assistance requests of the Company to the Company’s satisfaction;
(f)    The Participant voluntarily resigns from employment with his or her Employer;

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(g)    The Participant does not sign and return a Release within the time period prescribed in the Severance Agreement or revokes the Release within the applicable seven-day revocation period; or
(h)    The Company terminates the Plan.
4.4    Payment of Severance Benefits. Any Severance Benefits shall be paid by the Company to the Participant in substantially equal installments in accordance with the Company’s normal payroll practices, beginning on the next normal payroll cycle after the later of (a) the Participant’s Termination Date and (b) the expiration of the time period that the Participant has to execute and return the Release (including any revocation period), provided, however, if such time period for execution and revocation of the Release begins in one taxable year and ends in a second taxable year, no payments shall be made under the first payroll period in the second taxable year.
4.5    Employee Benefits. The Participant’s coverage under any Company employee benefit plans (including, without limitation, as applicable, the group health plan, dental plan, vision plan, medical flexible spending account, Health Savings Account, short term disability, long term disability, savings incentive plan, stock equity plan, pension plan, accidental death and dismemberment insurance, optional life insurance and dependent life insurance) shall be governed by the terms of such plans, including any provisions in such plans regarding Consolidated Omnibus Budget Reconciliation Act (COBRA) benefits or conversion coverage. If the Participant is an eligible participant in any qualified or nonqualified retirement plan or any equity compensation plan or any other incentive, deferred compensation or retirement plan, the Participant’s rights upon termination of employment shall be as set forth in such plans. Vacation or paid time off benefits, if any, will be paid in accordance with the Company’s vacation or paid time off policies in effect on the Termination Date.
4.6    Outplacement. The Company will provide outplacement services such as, by way of example, resumé development, job search assistance and skills training. The actual amount and type of outplacement services depends on the circumstances of termination of the Participant and the grade of the Participant’s current position as of the Participant’s Notification Date as determined by the Plan Administrator. The specific outplacement services offered to each Participant shall be determined by the Company’s agreement with the outplacement services provider in effect as of the Participant’s Termination Date and may vary from region to region. Outplacement services shall cease at the earlier of when the Participant accepts an offer of employment or as specified in the Participant’s Severance Agreement.
4.7    Company Property. The Participant agrees to return to the Company, on or before the close of business on the Termination Date, any and all of the Company’s property (including, but not limited to, sales materials, documents or other company records, access cards, keys, calling cards, mobile phones, beepers, pagers, credit cards, Concur cards, computers, fax machines, copy machines, Blackberries or personal digital assistants, or any other equipment) that the Participant has or may have in his/her possession or control, except as expressly permitted in writing by an authorized officer of the Company. If the Participant does not return any items of the Company’s property in his/her possession or control by said date, then the Company may, in addition to any rights and remedies it may have under this Plan or the Severance Agreement or otherwise, withhold

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any and all payments to be made to the Participant hereunder. The Participant further agrees to submit expense reports for all outstanding balances owing or due on any Company credit accounts on or before the close of business on the Termination Date whenever possible, and in any event no later than thirty (30) days following the Termination Date. The Participant’s Severance Benefits will be offset by any personal and undocumented business expenses appearing on any such Company credit accounts.
4.8    Eligible Employees on Leave of Absence.
(a)    An Eligible Employee on a Company-approved leave of absence, including short term disability leave, long term disability leave, Family and Medical Leave, or other approved paid or unpaid leaves of absence, are not eligible for Severance Benefits while on such leave of absence.
(b)    An Eligible Employee returning from short-term disability leave, regardless of duration, or an approved leave of absence of less than six months’ duration shall become eligible for Severance Benefits upon return to active status if:
(i)    The Eligible Employee would have otherwise been eligible for Severance Benefits; or
(ii)    The Eligible Employee timely returns to work and the Eligible Employee is not able to resume the position he or she had before the short-term disability leave or approved leave of absence and no Comparable Position is offered to the Eligible Employee upon his or her return to work.
(c)    An Eligible Employee on a leave of absence of more than six months’ duration is not eligible for Severance Benefits under any circumstances. This does not apply to a Participant on Worker’s Compensation leave, which shall be governed by the applicable Worker’s Compensation law.
(d)    Notwithstanding anything to the contrary herein, any Eligible Employee who is a member of a “uniformed service” shall be granted such rights as required under applicable provisions of the Uniformed Services Employment and Reemployment Rights Act (USERRA), and if such Eligible Employee returns to work at the conclusion of such uniformed service (as required under USERRA), he or she may again be eligible for Severance Benefits upon his or her subsequent Involuntary Termination (if any).
4.9    Rehired Employees.
(a)    If a Participant is receiving Severance Benefits pursuant to this Plan, and is rehired by an Employer, such Participant’s entitlement to any further Severance Benefits shall cease immediately, unless the Plan Administrator, in its sole and absolute discretion, determines that the relationship between the former employee and the Employer for whom services are being provided constitutes a non-employee consulting relationship and that continued payment of such Severance Benefits is permitted by applicable law without

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adverse consequences to such Employer or the eligible Participant, including, without limitation, under Code Section 409A, as determined by the Plan Administrator in its sole and absolute discretion.
(b)    No prior service will be credited if a Participant is rehired by an Employer after the Participant receives payment of Severance Benefits for the purpose of this Plan or any future severance plans or agreements the Participant may be eligible for while employed by an Employer.
4.10    Termination for Cause. If the Company discovers information that would have constituted grounds for the Participant’s termination for Cause at any time after the Participant’s Notification Date, the Company’s obligation to make payments or provide Severance Benefits shall terminate immediately and permanently effective on the date of discovery of the information. Alternatively, as permitted by applicable law, if the Participant has already received all or a portion of the Severance Benefits, the Participant agrees to reimburse the Company all but $500.00 of the Severance Benefits the Participant received within seven days of the Company’s request, and the Participant further agrees that the $500.00 is adequate consideration in support of the Release.
4.11    At-Will Employment. Nothing contained in this Plan is intended to alter the fact that employment with the Company is at-will. The Company reserves the right to terminate the employment of an Eligible Employee or Participant at any time, with or without cause, and with or without notice, in its sole discretion.
4.12    Non-Alienation. A Participant, former Participant or beneficiary may not pledge, hypothecate, anticipate or in any way create a lien upon any Severance Benefits payable under this Plan, and no Severance Benefits payable hereunder shall be assignable in anticipation of payment either by voluntary or involuntary acts or by operation of law.
4.13    Code Section 409A.
(a)    This Plan is intended to comply with or be exempt from Code Section 409A and any ambiguous provisions shall be construed in a manner that is compliant with or exempt from the application of Code Section 409A. The Severance Benefits payable pursuant to this Plan are intended to meet the involuntary separation from service pay exclusion under Code Section 409A, and no amounts shall be paid after the last day of the second calendar year following the year in which the Involuntary Termination occurs. No Participant shall have any right to specify the calendar year during which any payment hereunder shall be made.
(b)    Outplacement may not be provided beyond the last day of the second taxable year following the taxable year in which the Participant’s Termination Date occurs.
(c)    All reimbursements and in-kind benefits (other than outplacement) provided pursuant to this Plan shall be made in accordance with Treasury Regulation Section 1.409A-3(i)(l)(iv) such that any reimbursements or in-kind benefits shall be deemed payable at a specified time or on a fixed schedule relative to a permissible payment event. Specifically,

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(i) the amounts reimbursed and in-kind benefits provided under this Plan during a Participant’s taxable year may not affect the amounts reimbursed or in-kind benefits provided in any other taxable year (except with respect to health, dental, and vision benefits), (ii) the reimbursement of an eligible expense shall be made on or before the last day of a Participant’s taxable year following the taxable year in which the expense was incurred, and (iii) the right to reimbursement or an in-kind benefit is not subject to liquidation or exchange for another benefit.
(d)    If the Company determines that a Participant is a Specified Employee as of his or her Termination Date, distributions or benefits that are deferred compensation subject to Code Section 409A shall be made under this Plan on the later of: (1) the date that such distribution or benefit is to be provided under this Plan and (2) the earlier of (x) the date that is six months and two days after such Participant’s Termination Date or (y) the date of such Participant’s death. In addition, in the event of a payment delayed under this Section, the Company agrees to pay to the Participant as of the date it makes the delayed payment, simple interest on such delayed amount at the applicable Federal rate provided for in Code Section 7872(f)(2)(A), based on the number of days the payment was delayed.
ARTICLE V.
AMENDMENT OR TERMINATION
To the maximum extent permitted by applicable law, no Eligible Employee or Participant shall have a vested entitlement to any unpaid Severance Benefits. The Company, through action of its Board of Directors, may at any time terminate or amend the Plan in its sole discretion with respect to any and all Participants and Eligible Employees for any reason, including altering, reducing or eliminating benefits to be paid to Eligible Employees who have not yet experienced a Termination Date and benefits to Eligible Employees who have already experienced a Termination Date, on a case-by-case basis or more generally without notice. The provisions of the Plan in effect at the time of the Eligible Employees’ Termination Date shall control any Severance Benefits to be paid to such Eligible Employee, unless modified by the Company or otherwise specified in the Plan. Any successor to all or any portion of the business of the Company may, with the consent of the Company, continue the Plan. Such successor shall succeed to all the rights, powers and duties of the Company. The employment of any Eligible Employee who remains an employee of the successor shall not be deemed to have been terminated or severed for purposes of this Plan.
ARTICLE VI.
ADOPTION OF THE PLAN BY RELATED EMPLOYERS
The Plan may be adopted by any Related Employer if the Committee or its delegate approves such adoption. Upon such adoption, the provisions of the Plan shall be fully applicable to the Eligible Employees of that Related Employer. At any time that a Related Employer ceases to qualify as a Related Employer, it shall no longer be eligible to participate hereunder and any Eligible Employees in its employ shall no longer be eligible to receive benefits under the Plan. Exhibit A hereto, as may be amended from time to time by the Plan Administrator, sets forth a list of Related Employers that have adopted the Plan.

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ARTICLE VII.
GOVERNING LAW

To the extent not preempted by ERISA, the terms and provisions of this Plan and Release shall be governed by and construed in accordance with the laws of the STATE OF TEXAS, exclusive of any conflict of law provisions, and the venue for all purposes of this Plan and Release shall be in a court of competent jurisdiction sitting in COLLIN COUNTY, TEXAS or the applicable federal district or appellate court having jurisdiction over actions filed in such county and state. If a provision of the Plan is found, held or deemed by the Plan Administrator or a court of competent jurisdiction to be void, unlawful or unenforceable under applicable statute or other controlling law, the provision shall be severed from the Plan and the remainder of the Plan shall continue in full force and effect.
ARTICLE VIII.
PLAN ADMINISTRATION AND LIMITATION OF LIABILITY
The Plan Administrator shall be the Administrative Committee, or such person (or persons) as the Board (or a committee of the Board) shall designate from time to time. The Plan Administrator shall have all powers necessary to determine, in its sole discretion, all questions concerning the administration of the Plan, including questions of eligibility and the amount and duration of any Severance Benefits payable hereunder. In addition, the Plan Administrator shall have full authority to interpret and apply the provisions of the Plan, including authority to correct any defects or omissions or to reconcile any inconsistencies herein. Severance Benefits shall be paid only if the Plan Administrator decides in its sole discretion that the applicant is entitled to them. The Plan Administrator has sole and complete discretion to determine eligibility for, and Severance Benefits to be received pursuant to, the Plan on a case-by-case basis. An obligation of the Plan to provide Severance Benefits to an Eligible Employee arises only when a written offer of Severance Benefits has been communicated by the Plan Administrator to an Eligible Employee. The Plan Administrator may make such rules and regulations for the administration of the Plan as it deems necessary or desirable. The Plan Administrator may delegate some or all of its powers and responsibilities under the Plan either to one or more officers of the Company. Any determination by the Plan Administrator and any action taken thereon shall be final, conclusive and binding on all persons, and shall be given the maximum deference permitted by law. All expenses and liabilities that the Plan Administrator or its delegate incur in connection with the administration of the Plan shall be borne by the Company or its successor.
Neither the Plan Administrator, any member of the Board nor any officer or employee of the Company acting on behalf of the Plan Administrator, shall be personally liable for any action, determination, or interpretation taken or made in good faith with respect to the Plan, and the Plan Administrator, all members of the Board, each officer of the Company, and each employee of the Company acting on behalf of the Plan Administrator shall, to the extent permitted by law, be fully indemnified and protected by the Company in respect of any such action, determination, or interpretation to the fullest extent provided by law.

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ARTICLE IX.
VALIDITY AND SEVERABILITY

The invalidity or unenforceability of any provision of the Plan shall not affect the validity or enforceability of any other provision of the Plan, which shall remain in full force and effect, and any prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.
ARTICLE X.
NO OTHER PLANS; REPRESENTATIONS CONTRARY TO THE PLAN
This Plan supersedes any and all other severance plans, programs or practices otherwise applicable to the Participant, including, without limitation, the Dr Pepper Snapple Group, Inc. Severance Pay Plan for Executives (BB0-BB3) and Summary Plan Description. No verbal or written representations contrary to the terms of the Plan and its written amendments shall be binding upon the Plan, the Plan Administrator or the Company.
ARTICLE XI.
CLAIMS PROCEDURE
11.1    Initial Claim for Benefits. Generally, an obligation of the Plan to provide Severance Benefits to an Eligible Employee arises only when a written offer of Severance Benefits has been communicated by the Plan Administrator to the Eligible Employee. An Eligible Employee not receiving Severance Benefits who believes that he is eligible for such benefits, or a Participant disputing the amount of Severance Benefits, or any such Eligible Employee’s or Participant’s authorized representative (the “Claimant”) may request in writing that his or her claim be reviewed by the Plan Administrator. All such claims for benefits shall be submitted to the Plan Administrator within sixty (60) days after the Claimant’s Termination Date. The review of all claims for benefits shall be governed by the following rules:
(a)    Time Limits on Decision. Unless special circumstances exist, a Claimant who has filed a claim shall be informed of the decision on the claim within ninety (90) days of the Plan Administrator’s receipt of the written claim. This period may be extended by an additional ninety (90) days if special circumstances require an extension of time, provided the Claimant is notified of the extension within the initial ninety (90)-day period. The extension notice shall indicate:
(i)    The special circumstances requiring the extension of time; and
(ii)    The date, no later than one hundred eighty (180) days after receipt of the written claim, by which the Claimant can expect to receive a decision.
(b)    Content of Denial Notice. If a claim for benefits is partially or wholly denied, the Claimant shall receive a written notice that:
(i)    States the specific reason or reasons for the denial;

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(ii)    Refers to the specific Plan provisions on which the denial is based;
(iii)    Describes and explains the need for any additional material or information that the Claimant must supply in order to perfect the claim; and
(iv)    Describes the Plan’s review procedures and the time limits applicable to such procedures, including a statement of the Claimant’s right to bring a civil action under ERISA Section 502(a) following an adverse benefit determination review.
11.2    Appeal of a Denied Claim. If the Claimant’s claim is denied in whole or in part and he or she wants to submit a request for a review of the denied claim, the following rules apply:
(a)    Review of Denied Claim. If a Claimant wants his or her denied claim to be reconsidered, the Claimant shall send a written request for a review of the claim denial to the Appeals Administrator no later than sixty (60) days after the date on which he or she receives written notification of the denial. The Claimant may include any written comments, documents, records or other information relating to the claim for benefits. The Claimant shall be provided, upon request and free of charge, reasonable access to, and copies of, all documents, records and other information relating to the claim for benefits. The Appeals Administrator’s review shall take into account all comments, documents, records and other information submitted by the Claimant relating to the claim, without regard to whether such information was submitted or considered in the initial benefit determination.
(b)    Decision on Review. The Appeals Administrator shall review the denied claim and provide a written decision within sixty (60) days of the date the Appeals Administrator receives the Claimant’s written request for review. This period may be extended by an additional sixty (60) days if special circumstances require an extension of time, provided the Claimant is notified of the extension within the initial sixty (60)-day period. The extension notice shall indicate:
(i)    The special circumstances requiring the extension of time; and
(ii)    The date, no later than one hundred twenty (120) days after receipt of the written request for review, by which the Claimant can expect to receive a decision.
(c)    Content of Denial Notice. If a claim for benefits is partially or wholly denied on appeal, the Claimant shall receive a written notice that:
(i)    States the specific reason or reasons for denial;
(ii)    Refers to the specific Plan provisions on which the denial is based;
(iii)    Includes a statement that the Claimant is entitled to receive, upon request and free of charge, reasonable access to, and copies of, all documents, records and other information relevant to the claim; and

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(iv)    Includes a statement of the right to bring a civil action under ERISA Section 502(a).
11.3    Limitations on Legal Actions. CLAIMANTS MUST FOLLOW THE CLAIMS PROCEDURES DESCRIBED IN THIS ARTICLE XI BEFORE TAKING ACTION IN ANY OTHER FORUM REGARDING A CLAIM FOR BENEFITS UNDER THE PLAN. FURTHERMORE, ANY SUCH LAWSUIT OR OTHER ACTION IN ANY FORUM INITIATED BY A CLAIMANT UNDER THE PLAN MUST BE BROUGHT BY THE CLAIMANT WITHIN ONE YEAR OF A FINAL DETERMINATION ON THE CLAIM FOR BENEFITS UNDER THESE CLAIMS PROCEDURES. IF A CIVIL ACTION IS NOT FILED WITHIN THIS PERIOD, THE CLAIMANT’S BENEFIT CLAIM SHALL BE DEEMED PERMANENTLY WAIVED AND ABANDONED, AND THE CLAIMANT SHALL BE PRECLUDED FROM REASSERTING IT.
ARTICLE XII.
FUNDING
The Plan is funded through the general assets of the Company and all payments of Severance Benefits with respect to a particular Participant shall be paid from the general assets of the Company. Neither the Company nor the Plan Administrator shall have any obligation to establish a trust or fund for the payment of benefits under the Plan or to insure any of the benefits under the Plan. None of the officers, members of the Board, or agents of the Company, any Subsidiary or the Plan Administrator guarantees in any manner the payment of benefits hereunder.
ARTICLE XIII.
DOCUMENT
This document shall constitute both the plan document for the Plan and the summary plan description as required by ERISA.
ARTICLE XIV.
PLAN INFORMATION

Plan Name:	Keurig Dr Pepper Inc. Severance Pay Plan for Executives
Plan Sponsor:	Keurig Dr Pepper Inc. 5301 Legacy Drive Plano, Texas 75024
Plan Administrator:	Administrative Committee Keurig Dr Pepper Inc. 5301 Legacy Drive Plano, Texas 75024

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Agent for Legal Process:	Administrative Committee Keurig Dr Pepper Inc. 5301 Legacy Drive Plano, Texas 75024
Employer Name:	Keurig Dr Pepper Inc. 5301 Legacy Drive Plano, Texas 75024
Employer Identification Number:	_______________
Funding:	The Plan is self-funded.
Plan Number:	5__
Plan Year:	January 1 through December 31
Type of Plan:
The Plan is a severance pay arrangement within the meaning of ERISA Section 3(2)(B)(i). The Plan is intended to be and shall be administered and maintained as an unfunded “welfare plan” under ERISA Section 3(1).

Type of Administration:	The Plan is administered by the Plan Administrator.

ARTICLE XV.
STATEMENT OF ERISA RIGHTS

As a participant in the Plan you are entitled to certain rights and protections under ERISA. ERISA provides that all Plan Participants shall be entitled to:
Receive Information About Your Plan and Benefits
Examine, without charge, at the Plan Administrator’s office and at other specified locations, such as work sites and union halls, all documents governing the Plan, including insurance contracts and collective bargaining agreements, and a copy of the latest annual report (Form 5500 Series) filed by the Plan with the U.S. Department of Labor and available at the Public Disclosure Room of the Employee Benefits Security Administration.
Obtain, upon written request to the Plan Administrator, copies of documents governing the operation of the Plan, including insurance contracts and collective bargaining agreements, and copies of the latest annual report (Form 5500 Series) and updated summary plan description. The Plan Administrator may make a reasonable charge for the copies.
Receive a summary of the Plan’s annual financial report. The Plan Administrator is required by law to furnish each Participant with a copy of the summary annual report.

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Prudent Actions by Plan Fiduciaries
In addition to creating rights for Plan Participants ERISA imposes duties upon the people who are responsible for the operation of the employee benefit plan. The people who operate your Plan, called “fiduciaries” of the Plan, have a duty to do so prudently and in the interest of you and other Plan Participants and beneficiaries. No one, including your employer, your union, or any other person, may fire you or otherwise discriminate against you in any way to prevent you from obtaining a welfare benefit or exercising your rights under ERISA.
Enforce Your Rights
If your claim for a welfare benefit is denied or ignored, in whole or in part, you have a right to know why this was done, to obtain copies of documents relating to the decision without charge, and to appeal any denial, all within certain time schedules. Under ERISA, there are steps you can take to enforce the above rights. For instance, if you request a copy of Plan documents or the latest annual report from the Plan and do not receive them within thirty (30) days, you may file suit in a Federal court. In such a case, the court may require the Plan Administrator to provide the materials and pay you up to $110 a day until you receive the materials, unless the materials were not sent because of reasons beyond the control of the Plan Administrator. If you have a claim for benefits which is denied or ignored, in whole or in part, you may file suit in a state or Federal court after exhausting the claims procedures detailed in Article XI of the Plan. If it should happen that Plan fiduciaries misuse the Plan’s money, or if you are discriminated against for asserting your rights, you may seek assistance from the U.S. Department of Labor, or you may file suit in a Federal court. The court will decide who should pay court costs and legal fees. If you are successful the court may order the person you have sued to pay these costs and fees. If you lose, the court may order you to pay these costs and fees, for example, if it finds your claim is frivolous.
Assistance With Your Questions
If you have any questions about your Plan, you should contact the Plan Administrator. If you have any questions about this statement or about your rights under ERISA or if you need assistance in obtaining documents from the Plan Administrator, you should contact the nearest office of the Employee Benefits Security Administration, U.S. Department of Labor, listed in your telephone directory or the Division of Technical Assistance and Inquiries, Employee Benefits Security Administration, U.S. Department of Labor, 200 Constitution Avenue N.W., Washington, D.C. 20210. You may also obtain certain publications about your rights and responsibilities under ERISA by calling the publications hotline of the Employee Benefits Security Administration.
ARTICLE XVI.
RELEASE OF CLAIMS
As an express condition of eligibility for Severance Benefits, the Participant is required to sign and return a Release to receive the Severance Benefits available under this Plan. No Severance Benefits will begin or be paid until the execution and return of the Release by the Participant to the Plan Administrator and the expiration of seven days thereafter during which the Participant does not revoke the Release. If a Participant does not timely execute the Release or revokes the Release,

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the Participant’s eligibility for Severance Benefits under this Plan shall be forfeited and no Severance Benefits shall be payable to such Participant.
ARTICLE XVII.
MAXIMUM PAYMENTS
The Severance Benefits are the maximum pay and benefits available by the Company in the event of an Involuntary Termination.

KEURIG DR PEPPER INC.

By:
    Mary Beth DeNooyer
Chief Human Resources Officer

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